Exhibit 99.1

Priceline.com Announces Proposed $1 Billion Private Offering of Convertible Senior Notes and Authorization to Repurchase Shares of Common Stock

NORWALK, Conn.-(PRNewswire)-May 29, 2013

Priceline.com Incorporated (Nasdaq: PCLN) announced today its intention to offer, subject to market and other conditions, up to $1 billion principal amount of Convertible Senior Notes due 2020 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of priceline.com common stock and/or cash at the Company’s election for the conversion value above the principal amount, if any.

The interest rate, conversion rate and other terms of the notes will be determined by negotiations between priceline.com and the initial purchaser of the notes. To the extent the initial purchaser sells more than $1 billion principal amount of the notes, priceline.com expects to grant the initial purchaser an option to purchase up to $150 million principal amount of additional notes for 30 days after the pricing date, solely to cover over-allotments.

In connection with the proposed note offering, priceline.com’s Board of Directors authorized the repurchase of up to an additional $1 billion of priceline.com’s common stock, concurrently with the consummation of the offering and thereafter from time to time. Priceline.com plans to use the net proceeds from the offering of the notes to repurchase up to $450 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through the initial purchaser of the notes or its affiliates, concurrently with the consummation of the offering. Priceline.com also intends to use the net proceeds thereafter to repurchase shares of priceline.com common stock in the open market or in privately negotiated transactions from time to time. Any remaining net proceeds will be used for general corporate purposes, which may include repaying outstanding debt and corporate acquisitions.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any priceline.com common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

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For Press Information: Brian Ek (203) 299-8167 brian.ek@priceline.com
For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com